This pricing supplement filed pursuant to Rule 424(b)(2) amends and restates the pricing supplement filed on January 20, 2005, relating to Allstate Life Global Funding Trust 2005-1, solely to remove the statement after the Interest Payment Dates about the use of the modified/following business day convention.


                                      A-A-1

                               PRICING SUPPLEMENT

                        Filed pursuant to Rule 424(b)(2)
             Registration Statement No. 333-112249 and 333-112249-01
                 Pricing Supplement No. 7 Dated January 18, 2005
                    (To Prospectus dated April 27, 2004, and
               Prospectus Supplement dated April 27, 2004) CUSIP:
                                    02003MAG9
                               ISIN: US02003MAG96


                          Allstate Life Global Funding
                            Secured Medium Term Notes
                                 Issued Through
             Allstate Life Global Funding Trust 2005-1 (the "Trust")


        The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

Principal Amount:  $275,000,000                   Agent(s) Discount:  0.15%

Issue Price:  99.941%                             Original Issue Date:  January 25, 2005

Net Proceeds to the Trust:  $274,425,250          Stated Maturity Date:  January 25, 2008

Funding Agreement Number(s):                      FA-41078

Specified Currency:                               U.S. Dollars

Interest Payment Dates:                           January 25 and July 25 in each year.

Initial Interest Payment Date:                    July 25, 2005

Regular Record Dates:                             15 calendar days prior to each Interest Payment Date

Type of Interest Rate:                            [ v ] Fixed Rate  [  ] Floating Rate

Fixed Rate Notes:                                 [ v ] Yes  [  ] No.  If, Yes,

Interest Rate:                                    3.85%

Floating Rate Notes:                              [  ] Yes  [ v ] No.  If, Yes,

Regular Floating Rate Notes:                      [  ] Yes  [  ] No.  If, Yes,
    Interest Rate:
    Interest Rate Basis(es):

Floating Rate/Fixed Rate Note:                    [  ] Yes  [  ] No.  If, Yes,
    Floating Interest Rate:
    Interest Rate Basis(es):
    Fixed Interest Rate:
    Fixed Rate Commencement Date:

Inverse Floating Rate Note:                       [  ] Yes  [  ] No.  If, Yes,
    Fixed Interest Rate:
    Floating Interest Rate:
    Interest Rate Basis(es):

Initial Interest Rate, if any:


                                      A-A-1



Initial Interest Reset Date:

Interest Rate Basis(es).  Check all that apply:
    [  ] CD Rate                                      [  ] Commercial Paper Rate
    [  ] CMT Rate                                     [  ] Eleventh District Cost of Funds Rate
    [  ] LIBOR                                        [  ] Federal Funds Rate
    [  ] EURIBOR                                      [  ] Treasury Rate
    [  ] Prime Rate                                   [  ] Other (See Attached)

    If LIBOR:
    [  ] LIBOR Reuters Page                           [  ] LIBOR Moneyline Telerate Page

    LIBOR Currency:

    If CMT Rate:
        Designated CMT Telerate Page:
        If 7052:                                          [  ] Weekly Average
                                                          [  ] Monthly Average
        Designated CMT Maturity Index:

Index Maturity:

Spread (+/-):

Spread Multiplier:

Interest Reset Date(s):

Interest Rate Determination Date(s):

Maximum Interest Rate, if any:

Minimum Interest Rate, if any;

Calculation Agent:                                    Not applicable

Exchange Rate Agent:                                  Not applicable

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:                                  [  ] Yes  [ v ] No.  If, Yes,
    Amortizing Schedule:
    Additional/Other Terms:

Discount Note:                                    [  ] Yes  [ v ] No.  If, Yes,
    Total Amount of Discount:
    Initial Accrual Period of Discount:
    Additional/Other Terms:

Redemption Provisions:                            [  ] Yes  [ v ] No.  If, Yes,
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction (if any):
    Redemption:                                   [  ] In whole only and not in part
                                                  [  ] May be in whole or in part
    Additional/Other Terms:

Repayment:                                        [  ] Yes  [ v ] No.  If, Yes,


                                      A-A-2



    Repayment Date(s):
    Repayment Price:
    Repayment:                                    [  ] In whole only and not in part
                                                  [  ] May be in whole or in part
    Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:                      [  ] Yes [ v ] No. If Yes, Name of Exchange:

Authorized Denominations:                         $1,000

Ratings:
    The Notes issued under the Program are rated "AA" by Standard & Poor's
    Ratings Services, a division of The McGraw Hill Companies, Inc. Allstate
    Life anticipates Moody's Investors Service, Inc. to rate the Notes "Aa2" at the Original Issue Date.

Agent(s) Purchasing Notes as Principal:           [ v ] Yes  [  ] No. If Yes,

Agent(s)                                                                              Principal Amount
--------------------------------------------      ----------------------------------------------------
Morgan Stanley & Co. Incorporated                                                          $96,250,000
UBS Securities LLC                                                                         $96,250,000
Banc of America Securities LLC                                                             $27,500,000
J.P. Morgan Securities Inc.                                                                $27,500,000
Lehman Brothers Inc.                                                                       $27,500,000
                                                                                        --------------
    Total:                                                                                $275,000,000
                                                                                        ==============

Agent(s) Acting as Agent:                         [ ] Yes [ v ] No. If Yes,

Agent(s)                                                                              Principal Amount
--------------------------------------------      ----------------------------------------------------

                                                  ----------------------------------------------------
    Total:

Additional/Other Terms:  Not applicable

Special Tax Considerations:  Not applicable




                                      A-A-3